MUTUAL RESCISSION
                                       OF
                      AGREEMENT AND PLAN OF REORGANIZATION
                             DATED NOVEMBER 29, 1996
                                     BETWEEN
                          LANDMARK INTERNATIONAL, INC.
                                       AND
                            LA JOLLA SECURITIES, INC.

           This MUTUAL RESCISSION AGREEMENT, dated as of December 31, 1996, between Landmark International, Inc., a California corporation (LMKI), with offices at 1720 E. Garry, Suite 201, Santa Ana, California 92705 and La Jolla Securities Corp., a California corporation (LJSC), with offices at 1020 Prospect Street, Suite
200, La Jolla, California 92037.

                    WHEREAS, the officers of LMKI and LJSC have deemed it advisable and in the best interests of their respective stockholders to rescind that "Agreement and Plan of Reorganization" dated November 29, 1996 between LMKI and LJSC. That "Agreement" specifically called for the acquisition of LJSC as a wholly-owned subsidiary of LMKI.

                    FOR AND IN CONSIDERATION, of the mutual promises and benefits to be derived by the parties, they do hereby completely, mutually and reciprocally release, discharge, acquit and forgive each other from all claims, contracts, actions, suits, demands, agreements, liabilities, and proceedings of every nature and description both at law and in equity that either party has or may have against the other, arising from the beginning of time to this date, including but not limited to, any claim arising from that "Agreement and Plan of Reorganization" dated November 29, 1996.

           THIS RELEASE shall be governed by the laws of the State of California and shall be binding and inure to the benefits of the parties, their successors, assigns and personal representatives.

           Signed under seal on the date first above written.

LA JOLLA SECURITIES CORP.                        LANDMARK INTERNATIONAL, INC.



Bruce A. Biddick, President - CEO
William Kettle, President

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